MEMORANDUM

To: From: Date: Re:	Directors and Executive Officers of The Shaw Group Inc. John Donofrio, General Counsel May 11, 2010 401(k) Blackout Period

We are transitioning the management of our 401(k) plan from Fidelity to Merrill Lynch effective on or around June 1, 2010. Because of this transition you will be unable to engage in any direct or indirect transactions involving Shaw securities from Friday, May 28, 2010 through on or about Tuesday, June 8, 2010. Since our trading window is closed anyway during this period of time this should have no real impact on you, but we wanted to make sure you are fully informed and comply with all of our notification requirements.

If you have any questions or comments about this notice or about the blackout period or the trading restrictions described above, please contact:

Lou Baviello

Director of Compensation & Benefits

The Shaw Group Inc.

4171 Essen Lane

Baton Rouge LA 70809

225.987.7075

Lou.Baviello@shawgrp.com